Exhibit 8.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax: 404-253-8464

www.alston.com

L. Andrew Immerman	Direct Dial: 404-881-7532	Email: andy.immerman@alston.com

April 5, 2017

Southern National Bancorp of Virginia, Inc.

6830 Old Dominion Drive

McLean, Virginia 22101

Re:	Tax Opinion – Agreement and Plan of Merger between Eastern Virginia Bankshares, Inc. and Southern National Bancorp of Virginia, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger, dated as of December 13, 2016, and as amended effective March 8, 2017 and April 5, 2017 (as amended, the “Agreement”), between Eastern Virginia Bankshares, Inc., a Virginia corporation (“Company”) and Southern National Bancorp of Virginia, Inc., a Virginia corporation (“Acquiror”), pursuant to which, on the terms and conditions set forth therein, Company will merge with and into Acquiror, in accordance with the applicable provisions of the Virginia Stock Corporation Act (the “Merger”). All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Agreement; the Registration Statement on Form S-4 filed by Acquiror with the Securities and Exchange Commission on the date hereof (the “Registration Statement”); the letters of Company and Acquiror to Alston & Bird LLP, dated as of the date hereof, containing certain facts and representations (the “Representation Letters”); and such other documents as we have deemed necessary or appropriate as a basis for such opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Agreement, the Registration Statement, the Representation Letters, or other documents. We have assumed, with your consent, that (i) the parties will act and that the Merger will be effected in accordance with the Agreement and as described in the Registration Statement; (ii) the Agreement and the Registration Statement accurately reflect the material facts of the Merger; and (iii) the representations made by Company and Acquiror in the Agreement, the Registration Statement, and the Representation Letters are true, correct and complete, and will be true, correct and complete at the Effective Time; (iv) any representations by Company and Acquiror in the Agreement, the Registration Statement, or the Representation Letters that are made to the best of any person’s knowledge, are based on the belief of such person, or that are similarly qualified, are true, complete and correct, and will be true, complete and correct at the Effective Time, without regard to any knowledge,

Atlanta • Beijing • Brussels • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Washington, D.C.

Southern National Bancorp of Virginia, Inc.

Tax Opinion – Agreement and Plan of Merger between Eastern Virginia Bankshares, Inc. and Southern National Bancorp of Virginia, Inc.

April 5, 2017

belief, or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if, and when, any of the facts or representations upon which this opinion is based should prove inaccurate or incomplete in any material respect.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake and are under no obligation to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based on and subject to the foregoing, it is our opinion that under current law: (i) the Merger will qualify as tax-free reorganization described in Section 368(a) of the Code; and (ii) subject to the limitations, qualifications, exceptions, and assumptions set forth therein, the discussion in the section of the Registration Statement entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES,” insofar as it summarizes U.S. federal income tax law, constitutes a fair and accurate summary under current law of the material U.S. federal income tax consequences of the Merger in all material respects.

This opinion is limited to the U.S. federal income tax issues addressed above. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the Merger or of any transaction related thereto or contemplated by the Agreement. Additional issues may exist that could affect the tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues.

We hereby consent to the filing of this opinion of counsel as an Exhibit to the Registration Statement, and to the reference to us in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

ALSTON & BIRD LLP

By: /s/ L. Andrew Immerman
L. Andrew Immerman
A Partner

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